Exhibit 99.1

{ENDOLOGIX, INC. LOGO}

DATE:     April 25, 2005

PRESS RELEASE

CONTACT:      Robert J. Krist, Chief Financial Officer, 949-595-7200
                      www.endologix.com

ENDOLOGIX REPORTS 2005 FIRST QUARTER RESULTS

Irvine, Calif. – April 25, 2005 – Endologix, Inc. (Nasdaq: ELGX), developer and manufacturer of the Powerlink® System endoluminal stent graft (ELG) for the minimally invasive treatment for abdominal aortic aneurysms (AAA), today announced financial results for the quarter ended March 31, 2005.

“The early phase of our focused U.S. Powerlink System launch has generated strong physician interest with more than 70% of the first quarter domestic revenue generated by new physician users,” said Endologix President and Chief Executive Officer Paul McCormick. “All domestic revenue in the first quarter represented product usage. Since temporary consignment is the typical business practice at this stage, we believe that domestic product revenue will approximate product usage for the foreseeable future.”

Among recent highlights, the Company reported that it continued to build its sales and marketing team, including the February appointment of industry veteran Herbert Mertens as vice president of sales and marketing. Seven additional sales representatives, six opening new territories and one replacing a promoted regional manager, were hired during the first quarter. All have significant vascular implant experience, although no direct AAA ELG experience. One additional regional manager with a background in AAA stent grafts joined the Company during April, bringing the domestic sales organization to 13 sales territories, with four regional managers and one clinical training manager.

“Preparations for our transition to full commercialization are on track,” added Mr. McCormick. “Our low ratio of sales representatives to regional managers should accelerate the ELG learning curve for our newer representatives and our expectation is that these recent hires will begin to significantly impact our revenues in the next six to eight months.”

Product revenue increased to $1,354,000 from $343,000. Domestic product revenue increased to $621,000 in the just completed quarter from $83,000 in the first quarter of 2004. International product revenue increased to $733,000 from $260,000 over the same period.

Total revenue for the first quarter of 2005 was $1.4 million, compared with total revenue of $820,000 for the same period of 2004. Royalty revenue from licensed technology decreased as expected in the first quarter of 2005 to $60,000 from $477,000. Royalty revenue is expected to remain at approximately this level during 2005.

Product gross profit of $711,000 was 52.5% in the first quarter of 2005. This compares with $100,000 and 29.2% in the 2004 first quarter. This margin improvement was due to both higher average selling prices for direct U.S. commercial sales, and lower manufacturing costs per unit, driven by higher volumes of production. We anticipate that both factors will cause product gross margin percentage to continue to increase during 2005.

Total operating expenses increased to $4.2 million in the first quarter of 2005, versus $2.6 million in the first quarter of 2004. Research, development and clinical expense was $1.4 million in both periods. Quarter over quarter, sales and marketing expense increased by $987,000, and general and administrative expense increased by $663,000.

The sales and marketing increase reflects the initial build out and training cost of the domestic sales force from two field based employees in the first quarter of 2004 to the 18 positions described above. Also since March of 2004, an additional five Irvine based positions have been added in marketing and customer service functions.

The increase in G&A expense was almost entirely related to the cost of completing our first report on internal control over financial reporting in accordance with the Sarbanes-Oxley legislation, which was approximately $630,000 during this past quarter, and which totaled approximately $1.2 million over the past 15 months. Comparable costs in the first quarter of 2004 were $79,000. We expect that the ongoing expense related to Sarbanes-Oxley compliance will decline significantly through the remaining quarters of 2005.

Net loss for the first quarter of 2005 was $3.3 million, or $0.10 per share, compared with net a loss of $2.0 million, or $0.07 per share, for the first quarter of 2004. This increased loss was due to the build out and training of the domestic sale force, and the Sarbanes-Oxley costs discussed above, partially offset by the increase in total gross profit and higher interest income.

Total available cash and marketable securities at March 31, 2005 was $17.6 million, reflecting a reduction of $4.3 million from the $21.9 million reported at December 31, 2004.

About Endologix

Endologix, Inc. develops and manufactures minimally invasive treatments for vascular diseases. Endologix’s Powerlink System is an endoluminal stent graft for treating abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it the thirteenth leading cause of death in the U.S. In October 2004, Endologix received approval to market the Powerlink System in the U.S. Additional information can be found on Endologix’s Web site at www.endologix.com.

Except for historical information contained herein, this news release contains forward-looking statements, the accuracy of which are necessarily subject to risks and uncertainties, including risks related to the clinical success and physician and payor acceptance of a new medical device product, and the risks related to intellectual property rights surrounding new technology, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix, all as more fully described in the risk factors and other matters set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2004, and the company’s other filings with the Securities and Exchange Commission.

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
Revenue:
Product	$1,354	$343
License	60	477

Total revenue	1,414	820
Cost of product revenue	643	243

Gross profit	771	577

Operating expenses:
Research, development and clinical	1,359	1,444
Marketing and sales	1,378	391
General and administrative	1,439	776

Total operating expenses	4,176	2,611

Loss from operations	(3,405)	(2,034)

Other income (expense):
Interest income	109	54
Other expense	--	7

Total other income	109	61

Net loss	($ 3,296)	($ 1,973)

Basic and diluted net loss per share	($ 0.10)	($ 0.07)

Shares used in computing basic and diluted net loss per share	31,896	29,273

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)
(Unaudited)

	March 31,	Dec. 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$4,303	$4,831
Marketable securities available-for-sale	11,754	16,335
Accounts receivable, net	549	347
Other receivables	201	233
Inventories	4,965	3,984
Other current assets	517	510

Total current assets	22,289	26,240
Property and equipment, net	936	689
Marketable securities available-for-sale	1,507	750
Goodwill	3,602	3,602
Other intangibles, net of accumulated amortization of $3,981 and $3,629,
respectively	12,777	13,129
Other assets	103	102

Total Assets	$41,214	$44,512

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$2,781	$2,763

Current liabilities	2,781	2,763
Accrued compensation	47	198

Total liabilities	2,828	2,961

Stockholders' equity:
Convertible preferred stock, $.001 par value; 5,000 shares authorized, no
shares issued and outstanding	--	--
Common stock, $.001 par value; 50,000 shares authorized, 32,405 and 32,362 shares issued and outstanding at March 31, 2005 and December 31, 2004,
respectively	32	32
Additional paid-in capital	125,853	125,704
Accumulated deficit	(86,898)	(83,602)
Treasury stock, at cost, 495 shares at March 31, 2005 and December 31, 2004
	(661)	(661)
Accumulated other comprehensive income	60	78

Total stockholders' equity	38,386	41,551

Total Liabilities and Stockholders' Equity	$41,214	$44,512

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